Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

John C. Hertig (763) 577-2242 Enpath Medical, Inc.

Contacts:	Investors EVC Group: Doug Sherk (415) 896-6820 Jennifer Beugelmans (415) 896-6820

July 5, 2006

Scott Youngstrom Named Chief Financial Officer of Enpath Medical

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH) announced today that Scott P. Youngstrom has been named Chief Financial Officer.  Mr. Youngstrom brings 20 years of financial experience in a variety of medical device companies, most recently as Vice President and Chief Financial Officer of Compex Technologies, Inc., a publicly traded company engaged in electronic muscle stimulation devices until it was acquired earlier in 2006.  Mr. Youngstrom replaces James D. Hartman as the Company’s CFO.  Mr. Hartman retired as Chief Executive Officer in January 2006, and with Mr. Youngstrom’s addition, will now serve solely as Chairman of the Board of Directors. Mr. Hartman has been the Company’s Chief Financial Officer since 1991 and had been the Chief Executive Officer since 1996 when John C. Hertig joined the Company.

“I believe Scott will be a great addition to our management team,” said Mr. Hertig, Chief Executive Officer.  “He not only brings public company financial experience, but his background in medical devices has familiarized him with many of the same analysts and institutional investors that Enpath has cultivated over the last several years.  He also brings experience in capital-raising and acquisitions that will be beneficial to our company as we execute our growth strategy in the years ahead.”

Prior to joining Compex Technologies in 2002, Mr. Youngstrom served as Vice President and Chief Financial Officer of Acist Medical Systems, Inc., a privately held Twin Cities based medical device company engaged in the manufacture and marketing of cardiovascular devices.   Mr. Youngstrom also held financial positions with Cardiotronics Systems, Inc. and Alaris Medical.  Mr. Youngstrom started his career with Price Waterhouse Coopers and is a Certified Public Accountant.  He holds an accounting degree from the University of Northern Iowa.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets.  Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.